Exhibit 4.1

Description of Registrant’s Securities Registered

Pursuant to Section 12 of the Securities Exchange Act of 1934.

General

As of the end of the period covered by the most recent Annual Report on Form 10-K of Aveanna Healthcare Holdings Inc. (the “registrant”), the common stock, par value $0.01 per share, of the registrant (“Common Stock”) was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the context otherwise requires, all references herein to “we,” “our,” “ours,” “Company” and “us” refer to Aveanna Healthcare Holdings Inc.

The following description of the Common Stock is a summary and does not purport to be complete. A copy of our second amended and restated certificate of incorporation, which we refer to as our Amended Charter, and our second amended and restated bylaws, which we refer to as our Amended Bylaws, have been filed as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. Our Common Stock and the rights of the holders of our Common Stock are subject to the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our Amended Charter, our Amended Bylaws, as well as some of the terms of our outstanding indebtedness. The description below of our Common Stock and provisions of our Amended Charter and Amended Bylaws are summaries and are qualified by reference to the Amended Charter and our Amended Bylaws, as applicable, and by the applicable provisions of the DGCL. We encourage you to read that law and those documents carefully.

Common Stock

General

Our authorized capital stock consists of 1,005,000,000 shares of capital stock, of which: (i) 1,000,000,000 shares are designated as Common Stock, par value $0.01 per share; (ii) 5,000,000 shares are designated as preferred stock, par value $0.01 per share. As of March 11, 2022, we had 184,732,268 shares of Common Stock issued and outstanding and no shares of preferred stock outstanding.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share in connection with any matter submitted to a vote of stockholders.

Dividend Rights

Subject to any preferential dividend rights of holders of any then outstanding shares of our preferred stock and the Amended Charter, the holders of shares of Common Stock will be entitled to ratably receive such dividends, if any, as may be declared from time to time by our board of directors (the “Board of Directors”) in its discretion out of funds legally available therefor.

No dividends have been paid to holders of shares of Common Stock since our incorporation, and no dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payments to creditors and subject to any preferential liquidation, dissolution or winding up rights of holders of any then outstanding shares of our preferred stock, the holders of shares of Common Stock are entitled to share ratably in all of our remaining assets and funds available for distribution to holders of shares of Common Stock.

Other Matters

Holders of shares of the Common Stock do not have any preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to our Common Stock. All of the shares of the Common Stock currently issued and outstanding are fully-paid and nonassessable.

No Cumulative Voting

Section 214 of the DGCL provides that the certificate of incorporation of any corporation may provide stockholders with the right to cumulate votes in the election of directors. The Amended Charter does not provide for cumulative voting of shares of the Common Stock. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue Brooklyn, New York 1004.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AVAH.”

Certain Anti-Takeover Provisions of Delaware Law, our Amended Charter and our Amended Bylaws

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our Common Stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board of Directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board of Directors. The existence of authorized but unissued shares of Common Stock or preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification.

The Amended Charter provides that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors. Our Amended Charter and Amended Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Special Meetings of Stockholders; Stockholder Action by Written Consent

Our Amended Bylaws provide that special meetings of our stockholders may be called, prior to the date on which the Investors (as defined in the Amended Charter) cease to beneficially own at least 50% of the outstanding shares of Common Stock (such event, the “Trigger Event”), only by or at the direction of the Board of Directors or the Chairman of the Board of Directors (the “Chairman”) at the request of holders of not less than a majority of the combined voting power of the Common Stock, and, from and after the Trigger Event, only by or at the direction of the Board of Directors or the Chairman.

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our Amended Charter precludes stockholder action by written consent from and after the Trigger Event.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors

Our Amended Bylaws require stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, to provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended Bylaws also specify certain requirements as to the form and content of such stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Amended Charter, directors serving on a classified board may be removed by the stockholders only for cause. Our Amended Charter provides that from and after the Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon. In addition, our Amended Charter provides that from and after the Trigger Event, any newly created directorship on our Board of Directors that results from an increase in the number of directors and any vacancy occurring in our Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Supermajority Provisions.

Our Amended Charter and Amended Bylaws provide that our Board of Directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our Amended Bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our Amended Charter. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of the Company required by our Amended Charter, the Amended Bylaws or applicable law, any amendment, alteration, rescission or repeal of our Amended Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation unless the certificate of incorporation requires a greater percentage. Our Amended Charter provides that, from and after the Trigger Date, the following provisions in our Amended Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon, voting together as a single class:

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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our Amended Bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding removal of directors;

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the provisions regarding stockholder action by written consent;

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the provisions regarding calling special meetings of stockholders;

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the provisions regarding filling vacancies on our Board of Directors and newly created directorships;

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the provisions regarding competition and corporate opportunities;

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the provisions regarding Section 203 of the DGCL;

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the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and

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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Exclusive Forum Selection

Our Amended Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum, to the fullest extent permitted by law, for any stockholder (including a beneficial owner) for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the

Company to the Company or the Company’s stockholders, creditors or other constituents, or of a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Company, its directors or officers arising pursuant to any provision of the DGCL or our Amended Charter or our Amended Bylaws, (iv) any action asserting a claim against the Company, its directors or officers governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Notwithstanding the foregoing, our Amended Charter provides that the preceding exclusive forum provision will not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. Our Amended Charter also requires that unless we consent in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Additionally, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provision.

The exclusive forum selection provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Law

Under Section 203 of the DGCL, certain “business combinations” between a Delaware corporation whose stock is listed on a national securities exchange or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

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upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the “voting stock” (as defined in Section 203) of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•

the business combination is approved by the board of directors and by the stockholders (acting at a meeting and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not “owned” (as defined in Section 203) by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock, or other transaction resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

We have opted out of Section 203 of the DGCL; however, our Amended Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
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at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Our Amended Charter provides that the Investors and their respective affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.